Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-76742) pertaining to The PMI Group, Inc. Savings and Profit-Sharing Plan and the PMI Alternate 401(k) Plan of The PMI Group, Inc. and the Registration Statement (Form S-8 No. 333-47473) pertaining to The PMI Group, Inc. Savings and Profit-Sharing Plan of our report dated June 8, 2005, with respect to the financial statements and schedules of The PMI Group, Inc. Savings and Profit-Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

June 27, 2005

Los Angeles, California